Exhibit 10.24

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Amended and Restated Patent Assignment Agreement

This Amended and Restated Patent Assignment Agreement (this “Agreement”), effective as of October 25, 2019, is signed by and between Sagimet Biosciences Inc. (formerly known as 3-V Biosciences, Inc.), a corporation organized under the laws of Delaware, having a principal place of business at 155 Bovet Road, Suite 303, San Mateo, CA 94402 (hereinafter referred as "Assignor''); and Gannex Pharma Co., Ltd (甘莱制药有限公司), a corporation under the laws of China having a registered office at No. 665 Zhangjiang Road, 3rd Floor, Shanghai Pilot Free Trade Zone, Shanghai, China (hereinafter referred to as “Assignee”). Assignee is an affiliate of Ascletis BioScience Co. Ltd. (also known as 歌礼生物科技（杭州）有限公司) (“Ascletis”), and both Assignee and Ascletis are wholly-owned subsidiaries of Ascletis Pharma Inc.

WHEREAS, Assignor owns all right, title and interest in and to the patents listed in Schedule A hereto.

WHEREAS, Assignor and Ascletis are parties to that certain Exclusive License and Development Agreement, dated January 18, 2019 (the “License Agreement”), pursuant to which Assignor granted to Ascletis certain exclusive license under specified intellectual property (referred to therein as “3-V IP”), including the Assigned Patents (as defined below), in the Territory,

WHEREAS, Assignor, Assignee and Ascletis are parties to that certain Assignment and Assumption Agreement, dated October 25, 2019, pursuant to which Asceletis assigned certain all of its rights and obligations under the License Agreement to Assignee;

WHEREAS, in order to facilitate Assignee’s performance of the obligations under the License Agreement assigned to Assignee by Ascletis, Assignee acquired certain of the Assigned Patent from Assignor under a Patent Assignment Agreement by and between Assignor and Assignee, effective as of October 25, 2019 (the “Original Assignment Agreement”);

WHEREAS, Assignor and Assignee wish to amend and restate the Original Assignment Agreement by entering into this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.            Capitalized terms used but not defined herein shall have the meanings set forth in the License Agreement. “Assigned Patents” shall mean the patents and patent applications listed on Schedule A, together with all continuations and divisionals of such applications and the patents issuing therefrom in the Territory, and reexaminations and reissues of the patents listed on Appendix A and/or issued as described above in the Territory.

2.            Subject to the terms and conditions of this Agreement, Assignors hereby sell, assign and transfer to Assignee, its successors and assigns, Assignors' and its Affiliates’ entire right, title and interest in and to the Assigned Patent in the Territory. Assignee agrees that the Assigned Patents shall remain included in the definition of 3-V Patents for the purpose of the License Agreement, notwithstanding the assignment of the Assigned Patents to Assignee. Without limiting the foregoing:

(a)            the assignment of the Assigned Patents shall not change any economic terms of the License Agreement, including without limitation the Royalty Term;

(b)            Assignee shall not use or practice the Assigned Patents for any purpose other than to Develop, Manufacture, Commercialize and otherwise Exploit the Compounds and the Products in the Field in the Territory as permitted under the license granted to Assignee as of the effective date of the License Agreement;

(c)            Assignor retains the right to use and practice the Assigned Patents for the purposes set forth in Sections 2.1(a) and (b) of the License Agreement;

(d)            Except as set forth in Section 2.3(a) of the License Agreement, Assignee shall not grant any licenses under the Assigned Patents to Third Parties without prior written consent of Assignor, such consent not to be unreasonably withheld. For the avoidance of doubt, Assignee may grant licenses to its Affiliates without the consent of Assignor. Each license granted by Assignee under the Assigned Patents shall be deemed a sublicense granted under the License Agreement, and Assignee shall comply the requirements of Sections 2.3(b)(i), (ii), (iii) and (iv) of the License Agreement for any license granted under the Assigned Patents; and

(e)            Assignor shall retain the first right to prosecute and maintain, and the backup right to enforce, the Assigned Patents in accordance with Sections 8.3 and 8.5 of the License Agreement during the Term of the License Agreement, even though Assignor no longer owns the Assigned Patents.

Assignor shall perform such further action (including by executing any and all necessary documents or revising this Agreement) for Assignee to record such transfer with the patent offices in the Territory.

3.            During the remaining Term of the License Agreement, Assignee shall maintain its ownership of the Assigned Patents free and clear of all liens and encumbrances of any kind and shall not sell, assign or transfer the Assigned Patents to any other person or entity. Any attempted or purported sale, assignment or transfer in violation of this Section 3, shall be null, void and of no legal effect.

4.            Upon any early termination of the License Agreement for any reason other than in the event that Assignor maintains its license in accordance with Section 12.5(b) of the License Agreement, in addition to complying with Section 12.5(d) of the License Agreement, Assignee shall (and hereby does, but effective only upon such early termination of the License Agreement) sell, assign and transfer back to Assignor, its successors and assigns, the entire right, title and interest of Assignee, its Affiliates, and/or their respective successors and assigns, in and to the Assigned Patent, and Assignee shall perform such further action (including by executing any and all necessary documents and causing its Affiliates and their respective successors and assigns to do so) for Assignor to record such transfer with the patent office.

5.            The validity, performance, construction, and effect of this Agreement shall be governed by and construed under the substantive laws of Hong Kong, without giving effect to its conflicts of law provisions. This Agreement may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument.

6.            Assignor and Assignee hereby agree to amend and restate the Original Assignment Agreement by entering into this Agreement, retroactively effective as of October 25, 2019, and the Original Assignment Agreement shall be deemed null and void and of no effect.

IN WITNESS WHEREOF, each party has caused its authorized representative to execute this Agreement.

Sagimet Biosciences, Inc.		Gannex Pharma Co. Ltd.

By:	/s/ David Happel	By:	/s/ Jinzi Wu

Name:	David Happel	Name:	Jinzi Wu

Title:	CEO	Title:	President

Date:	July 2, 2023	Date:	July 2, 2023

Schedule A

Assigned Patents

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